Exhibit 99.1

PRESS RELEASE

For Immediate Release

ORPHAN MEDICAL REPORTS THIRD QUARTER RESULTS

- Total revenue increases 138% over prior year to $7.1 million-

- Xyrem® revenue up 37 percent over previous quarter to $3.1 million-

-Guidance for 2004 total revenue increased to $23.0 to $24.0 million-

-Third quarter cash usage is less than $0.5 million-

MINNEAPOLIS – October 20, 2004 – Orphan Medical, Inc. (Nasdaq: ORPH) today announced that product revenues for the third quarter ended September 30, 2004 were a record $6.7 million.  Total revenue in the third quarter, including licensing and royalty revenue, was $7.1 million, an increase of 138 percent compared to $3.0 million of total revenue in the third quarter of 2003.

All products, Xyrem® (sodium oxybate) oral solution, Antizol® (fomepizole) Injection and Cystadane® (betaine anhydrous for oral solution) contributed to the strong revenue growth.  Quarterly Xyrem revenue increased to $3.1 million, an approximate 37 percent increase compared to the second quarter of this year and nearly a 175 percent increase over the quarter ended September 30, 2003.  Antizol and Cystadane revenue for the quarter was $3.6 million, an increase of approximately 81 percent from $2.0 million for the same period last year.  Total revenue for the third quarter of 2004 includes $0.4 million of licensing and royalty revenue from the amortization of the upfront payment from Celltech Pharmaceuticals (acquired by UCB Pharma) for the European marketing rights for Xyrem.

In the third quarter the Company filled 8,171 prescriptions for Xyrem, representing a 28 percent increase over the number of filled prescriptions in the second quarter of 2004.  Through the end of the third quarter, over 1,900 physicians had written Xyrem prescriptions.

John Bullion, Orphan Medical Chief Executive Officer, commented, “On the basis of the strong revenue growth during the quarter, we are increasing our total 2004 revenue guidance to a range of $23.0 to $24.0 million of which $21.0 to $22.0 million will be product revenue.  Xyrem is being used by more physicians for conditions other than cataplexy and narcolepsy.  Usage in certain of these other indications, however, is intermittent and short-term whereas Xyrem is indicated for regular nightly use.  This change in usage patterns makes anticipating refill rates more difficult, but indicates a growing physician awareness of Xyrem which should enhance future growth.  We now forecast that 2004 Xyrem revenues will be $10.5 to $11.0 million.  We were very pleased with the strong performance of Antizol which continues to be stocked by more hospitals and is currently used to treat approximately two-thirds of the reported ethylene glycol and methanol poisonings in the United States.”

Added Bullion, “The very exciting SXB-15 and EXCEEDS clinical trial results announced during the quarter should drive consideration of Xyrem as first-line treatment for narcolepsy.  We continue to estimate the total available market for Xyrem in the United States narcolepsy market to be $250 million, and expect to market directly to this market after our Supplemental New Drug Application (sNDA) is approved in late 2005.  The Xyrem proof-of-principal trial in fibromyalgia is progressing well and we anticipate having the results in the second half of next year.  We are also evaluating whether to conduct clinical trials in certain indications outside of narcolepsy and fibromyalgia.”

The net loss to common shareholders for the quarter was $1.6 million, or $0.14 per diluted share, in the third quarter of 2004, compared to a net loss of $5.4 million, or $0.50 per diluted share, in the third quarter of 2003.

Total expenses for the third quarter were $8.5 million compared to $7.9 in the third quarter of 2003.  Product development expenses for the third quarter were $2.9 million, equal to the level last year. Most of this spending was associated with expenses related to two Xyrem Phase III(b) trials in excessive daytime sleepiness (EDS) in narcolepsy and the initiation of the fibromyalgia clinical trial program.  Sales and marketing expenses increased to $3.8 million from $3.4 million in the third quarter of 2003 based on continued expansion efforts.  General and administrative expenses decreased to $0.8 million compared to $1.1 million for the same period in 2003 as a result of staffing reductions related to the products divested in 2003.

As of September 30, 2004, the Company had approximately $14.8 million in cash.  The Company used approximately $0.4 million of cash during the third quarter, compared to $2.8 million in the second quarter of 2004.  The lower cash usage was primarily due to higher revenues, lower expenses than the previous quarter and capital inflows from stock option exercises in the third quarter.

Year to Date

Revenue from Xyrem, Antizol, and Cystadane during the nine months ended September 30, 2004 increased 92 percent compared to the corresponding period in 2003.  Total reported product revenues were $16.0 million, an increase of $4.2 million or 35 percent compared to reported product revenues in the same period of 2003.  Licensing and royalty revenue for the nine months ended September 30, 2004 was $1.9 million which includes a milestone payment related to the European licensing of Xyrem and an amortized portion of the upfront payment for the same agreement.  Net loss to common shareholders for the nine months ended September 30, 2004, was $10.8 million or $0.98 per share compared to a net income of $16.5 million or $1.33 per diluted share for the first nine months of 2003.  The positive net income in 2003 was due to the divestment of three products in the first half of 2003.

For the nine months ended September 30, 2004, sales and marketing expenses increased 11 percent to $12.6 million from $11.4 million in the comparable period of 2003 to support expanded marketing programs.  During the same period, product development expenses increased 37 percent to $10.1 million from $7.4 million in the prior year due to the recently completed Xyrem Phase III(b) trials.  General and administrative expenses decreased 18 percent to $3.1 million for the nine months ended September 30, 2004, from $3.7 million in the prior year due to staff reductions related to the product divestments.

Xyrem Development Programs

The Company recently announced positive results from a second Phase III (b) trial evaluating the improvement of excessive daytime sleepiness (EDS) associated with narcolepsy when Xyrem is used alone or with modafinil (Provigil®), a wakefulness promoting agent approved for the treatment of EDS due to narcolepsy and certain other conditions.  The trial demonstrated that Xyrem monotherapy is effective in the treatment of EDS associated with narcolepsy and that its use in combination with modafinil delivers a greater response than either agent alone. In May, the Company announced positive results from its SXB-15 Phase III(b) trial to evaluate Xyrem in the treatment of excessive daytime sleepiness associated with narcolepsy.

Patient enrollment is growing in the clinical trial designed to evaluate Xyrem in the treatment of Fibromyalgia Syndrome.  Approximately twenty centers located throughout the United States and Canada are expected to participate in the trial.  The Company expects initial data from this trial to be available in the second half of 2005.

Narcolepsy is a chronic, debilitating neurological disease.  Cataplexy, a sudden loss of muscle tone, is usually triggered by strong emotions such as laughter, anger, or surprise. As such, patients often selectively isolate themselves from interaction with others resulting in a worsening effect on a patient’s quality of life. Narcolepsy afflicts approximately 100,000 to 140,000 Americans with about 50,000 to 75,000 patients receiving some form of treatment for their symptoms. An estimated sixty to ninety percent of those with narcolepsy suffer from cataplexy.  All patients with narcolepsy suffer from excessive daytime sleepiness.

Fibromyalgia is a chronic condition that is estimated to affect over four million individuals in the United States and represents a market opportunity in excess of a billion dollars per year. The disease is characterized by widespread muscle pain and stiffness and affects women three times more often than men. Other symptoms include persistent fatigue, headaches, cognitive or memory impairment, morning stiffness and non-restorative sleep.

Commercial Outlook

“We look forward to a strong performance in 2005.  Currently we project Xyrem revenue in 2005 will grow approximately 100 percent over this year based on recent Xyrem usage patterns. The timing of development and regulatory milestones will also impact the Xyrem forecast. Given the anticipated Xyrem forecast, total revenues will increase by over 50 percent,” said Bullion.  “We project our cash position is sufficient to carry us into the second half of 2005 and possibly longer depending on revenue levels, spending and other activities.”

“As previously mentioned, we expect to achieve a number of important milestones next year including the expansion of Xyrem into EDS associated with narcolepsy, the results of our first fibromyalgia trial and the approval of Xyrem in Europe for cataplexy.  Our timeline with our partner UCB Pharma to obtain approval for Xyrem in Europe is on track following the acquisition of Celltech by UCB Pharma.  Since the acquisition creates a broader commercial capability, we expect Xyrem to be very well marketed by UCB Pharma in Europe.”

Conference Call

The Orphan Medical 2004 Third Quarter Conference Call will be broadcast live over the Internet on October 20 at 10:00 a.m. Eastern time.  The call will be hosted by John H. Bullion, Chief Executive Officer and Chairman of Orphan Medical.  To access the Webcast, go to the investor section of the Orphan Medical Web site at http://www.orphan.com and click on the Webcast icon.  A replay of the Webcast will be available at the same address for two weeks.

-Tables Follow-

CONDENSED STATEMENT OF OPERATIONS

	(Unaudited)		(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(000’s except for per share data)	2004	2003	2004	2003
Product revenues, net	$6,651	$2,982	$16,049	$11,898
Licensing and royalty revenue	437	—	1,854	—
Total revenue	7,088	2,982	17,903	11,898

Operating expenses:
Cost of product sales	884	501	2,249	1,965
Product development	2,938	2,895	10,125	7,381
Sales and marketing	3,832	3,397	12,596	11,355
General and administrative	829	1,106	3,085	3,749
Total operating expenses	8,483	7,899	28,055	24,450
Loss from operations	(1,395)	(4,917)	(10,152)	(12,552)

Interest income	41	41	132	77
Interest expense	—	(35)	(22)	(84)
Other income	—	34	—	34
Gain on divestment of products	—	—	—	30,267

Net income (loss) before taxes	(1,354)	(4,877)	(10,042)	17,742
Income tax expense	0	251	0	509
Net income (loss)	(1,354)	(5,128)	(10,042)	17,233
Less: Preferred stock dividends	244	238	722	704

Net income (loss) attributable to common shareholders	$(1,598)	$(5,366)	$(10,764)	$16,529

Earnings (loss) per share
Basic	$(0.14)	$(0.50)	$(0.98)	$1.56
Diluted	$(0.14)	$(0.50)	$(0.98)	$1.33

Weighted average number of shares used to calculate earnings per common share
Basic	11,293	10,682	10,975	10,573
Diluted	11,293	10,682	10,975	12,912

SELECTED BALANCE SHEET DATA

	September 30, 2004	December 31, 2003
Assets
Cash and cash equivalents	$14,820	$23,285
Other assets	6,109	6,037
Total assets	$20,929	$29,322

Liabilities and shareholders’ equity
Current liabilities	$7,147	$8,764
Non-current liabilities	48	62
Shareholders’ equity	13,734	20,496
Total liabilities and shareholders’ equity	$20,929	$29,322

Orphan Medical acquires, develops, and markets pharmaceuticals of high medical value for inadequately treated and uncommon CNS diseases treated by specialist physicians. Xyrem has now been assessed as a treatment for the full range of narcolepsy symptoms including excessive daytime sleepiness. The Company is also conducting a trial to evaluate Xyrem as a treatment for symptoms of fibromyalgia syndrome. Orphan Medical’s Internet Web site address is www.orphan.com

Contact:	Tim McGrath (CFO)	(952) 513-6900
	David Folkens (Corporate Communications)	(952) 513-6994

###

The information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “expects,” “anticipates,” “intends,” “may,” “should,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would” or the negative of such terms or other comparable terminology. Such forward-looking statements are based upon current expectations and beliefs and involve numerous risks and uncertainties, both known and unknown, that could cause actual events or results to differ materially from these forward-looking statements. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These are set forth in the cautionary statements included in Orphan Medical’s most recent Form 10-Q or Form 10-K filed with the Securities and Exchange Commission. (These documents can be accessed through the Orphan Medical Web site at http://www.orphan.com). All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.